Exhibit 10.1

AGREEMENT AND PLAN OF RECAPITALIZATION

BY AND AMONG

GATEWAY INDUSTRIES, INC.

AND

SILLERMAN INVESTMENT COMPANY LLC

AND

EMH HOWARD LLC

February 7, 2011

3.14	Compliance With Laws	8
3.15	Broker’s and Finders’ Fees.	8
3.16	Minute Books	8
3.17	Votes Required	8
3.18	Board Approval	8
3.19	Over-the-Counter Bulletin Board Quotation.	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PRIMARY STOCKHOLDER		9
4.1	Authority.	9
4.2	Ownership of the Common Stock of Gateway.	9
4.3	Gateway’s Representations and Warranties	9
ARTICLE V CONDUCT PRIOR TO THE CLOSING DATE		10
5.1	Conduct of Business.	10
5.2	Restrictions on Conduct of Business.	10
ARTICLE VI ADDITIONAL AGREEMENTS		12
6.1	Access to Information.	12
6.2	Public Disclosure.	12
6.3	Consents; Cooperation.	13
6.4	Legal Requirements.	13
6.5	Blue Sky Laws.	13
6.6	Press Release	13
6.7	Form 10-K	14
6.8	Best Efforts and Further Assurances	14
6.9	FINRA Notification.	14
6.10	Post-Closing Date Fees and Expenses.	14
6.11	Confidentiality.	14

6.12	Other Placements.	15
6.13	J. Howard Debt.	15
ARTICLE VII CONDITIONS TO THE TRANSACTION		15
7.1	Conditions to Obligations of Each Party to Effect the Transaction.	15
7.2	Additional Conditions to Obligations of Sillerman.	15
7.3	Additional Conditions to the Obligations of Gateway	17
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		17
8.1	Termination	17
8.2	Effect of Termination	18
8.3	Expenses.	18
8.4	Amendment	19
8.5	Extension; Waiver	19
ARTICLE IX GENERAL PROVISIONS		19
9.1	Non-Survival at Closing Date.	19
9.2	Notices.	19
9.3	Interpretation.	21
9.4	Counterparts.	21
9.5	Entire Agreement; Nonassignability; Parties in Interest	21
9.6	Severability.	21
9.7	Remedies Cumulative.	21
9.8	Governing Law.	22
9.9	Rules of Construction.	22

EXHIBITS

A – Certificate of Amendment of the Certificate of Incorporation

B – Form of Subscription Agreement

SCHEDULES

Sillerman Disclosure Schedule
Gateway Disclosure Schedule

AGREEMENT AND PLAN OF RECAPITALIZATION

This AGREEMENT AND PLAN OF RECAPITALIZATION (the “Agreement”) is made and entered into as of February 7, 2011, by and among Gateway Industries, Inc., a Delaware corporation (“Gateway”), Sillerman Investment Company LLC, a Delaware limited liability company (“Sillerman”), and EMH Howard LLC, a New York limited liability company (“Primary Stockholder”).

R E C I T A L S

The parties to this Agreement believe that the recapitalization described in this Agreement is in the best interests of Gateway and the other parties.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE RECAPITALIZATION

1.1           Investment in Gateway. At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, Sillerman (together with investors who it has approved to acquire shares) will invest in Gateway by acquiring 120,000,000 newly issued shares of common stock of Gateway in a private placement transaction at a price of $0.03 per share (the “Placement”) as a result of which Sillerman (together with Robert F.X. Sillerman personally) will directly or indirectly beneficially own more than a majority of all of the outstanding shares of common stock of Gateway. Prior to the Placement, Gateway will amend its Certificate of Incorporation as set forth in Section 5.2(a) to increase its authorized shares of common stock and to implement a 1 for 10 reverse split of its issued and outstanding common stock (such amendment, together with the Placement, shall constitute the “Transaction”). As a result of the Placement, Sillerman (together with investors who it has approved to acquire shares) shall own 120,000,000 out of 120,419,210 outstanding shares of the common stock of Gateway. The Placement will be subscribed for pursuant to a subscription agreement substantially in the form of Exhibit B hereof.

1.2           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, or at such other location as the parties hereto agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SILLERMAN

In this Agreement, any reference to Sillerman’s “knowledge” means Sillerman’s actual knowledge after reasonable inquiry of Sillerman’s directors and executive officers (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Except as disclosed in that section of the document of even date herewith delivered by Sillerman to Gateway prior to the execution and delivery of this Agreement (the “Sillerman Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Sillerman Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, Sillerman represents and warrants to Gateway as follows:

2.1           Organization, Standing and Power. Sillerman is a limited liability company duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Sillerman has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Sillerman is not in violation of any of the provisions of its Certificate of Formation or Operating Agreement.

2.2           Authority. Sillerman has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Sillerman. This Agreement has been duly executed and delivered by Sillerman and constitutes the valid and binding obligation of Sillerman enforceable against Sillerman in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement by Sillerman does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Formation or Operating Agreement of Sillerman or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sillerman or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Sillerman in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby.

2.3           Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Sillerman, threatened against Sillerman or any of its properties or any of its officers or directors (in their capacities as such). There is no injunction, judgment, decree, order or regulatory restriction imposed upon Sillerman or any of its assets or business, or, to the knowledge of Sillerman, any of its directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. There are no actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Sillerman or any of its subsidiaries.

2.4           Interested Party Transactions. Sillerman is not indebted to any director or officer of Sillerman (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Sillerman, and there are no other related party transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (a) expenses up to $2,000,000 to be reimbursed to Sillerman Investment Corporation and affiliates by Gateway after the Closing and (b) Sillerman Investment Corporation’s contribution of intellectual property to Gateway.

2.5           Compliance With Laws. To Sillerman’s knowledge, Sillerman has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GATEWAY

In this Agreement, any reference to Gateway’s and/or its subsidiaries’ knowledge means such party’s actual knowledge after reasonable inquiry of such party’s executive officers and directors (within the meaning of Rule 405 under the Securities Act).

Except as disclosed in that section of the document of even date herewith delivered by Gateway to Sillerman prior to the execution and delivery of this Agreement (the “Gateway Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Gateway Disclosure Schedule if it is reasonably apparent on the face of the disclosure that it is applicable to another Section of this Agreement, Gateway represents and warrants to Sillerman as follows:

3.1           Organization, Standing and Power. Gateway is a corporation duly organized, validly existing and in good standing, and no certificate of dissolution has been filed under the laws of its jurisdiction of organization. Each of Gateway and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. Gateway has delivered or made available to Sillerman a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Gateway is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Gateway does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.Gateway’s Board of Directors has no committees and no code of conduct or similar policy has been adopted by Gateway.

3.2           Capital Structure. The authorized capital stock of Gateway consists of 10,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which there were issued and outstanding as of the close of business on the date hereof, 4,192,106 shares of common stock and no shares of preferred stock. Upon compliance by Gateway with Section 5.2(a), the authorized capital stock of Gateway shall be 300,000,000 shares of common stock, and 1,000,000 shares of preferred stock. Subject to Gateway’s compliance with Section 5.2(a), the 120,000,000 shares of common stock of Gateway to be issued pursuant to the Placement have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, shall be validly issued and outstanding, and nonassessable. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. All outstanding shares of the common stock of Gateway are duly authorized, validly issued, fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Gateway or any agreement to which Gateway is a party or by which it is bound. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Gateway is a party or by which it is bound obligating Gateway to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Gateway or obligating Gateway to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Gateway’s capital stock (i) between or among Gateway and any of its stockholders and (ii) to the best of Gateway’s knowledge, between or among any of Gateway’s stockholders.

3.3           Authority. Gateway has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Gateway, other than the approval by the stockholders of Gateway. This Agreement has been duly executed and delivered by Gateway and constitutes the valid and binding obligations of Gateway enforceable against Gateway in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Gateway or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Gateway or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Gateway or any of its subsidiaries in connection with the execution and delivery of this Agreement by Gateway or the consummation by Gateway of the transactions contemplated hereby, except for (i) the filing of the Certificate of Amendment as provided in Section 5.2(a), (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iii) any filings required with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

3.4           SEC Documents; Financial Statements. Gateway has made available to Sillerman a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the Securities and Exchange Commission (“SEC”) by Gateway through January 12, 2004 (collectively, the “Gateway SEC Documents”). On January 12, 2004, Gateway filed a Form 15 suspending its requirement to file reports with the SEC under the Exchange Act. Gateway has delivered to Sillerman the audited financial statements of Gateway and its subsidiaries for each of the calendar years ending December 31, 2004 through December 31, 2010 (the “Gateway Financial Statements”). As of their respective filing dates, the Gateway SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Gateway SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Gateway SEC Document. None of Gateway’s subsidiaries is required to file any forms, reports or other documents with the SEC. The Gateway Financial Statements including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Gateway Financial Statements fairly present the consolidated financial condition and operating results of Gateway and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

3.5           Absence of Certain Changes. Since December 31, 2010, neither Gateway nor any of its subsidiaries, as applicable, has (i) conducted any business; (ii) entered into any acquisition, sale or transfer of any material asset of Gateway or any of its subsidiaries; (iii) made any change in accounting methods or practices or any revaluation of any of its or any of its subsidiaries’ assets; (iv) declared, set aside or paid a dividend or other distribution with respect to the shares of Gateway, or any direct or indirect redemption, purchase or other acquisition by Gateway of any of its shares of capital stock; (v) entered into any material contract, or any amendment or termination of, or defaulted under, any material contract to which Gateway or any of its subsidiaries is a party or by which it is bound; (vi) amended or changed its Certificate of Incorporation or Bylaws; or (vii) except as disclosed on Schedule 3.13, paid or became obligated to pay any of its directors or employees. Gateway has not agreed since December 31, 2010 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to take any of the actions described in the preceding clauses (i) through (vii) (other than negotiations with Sillerman and its representatives regarding the transactions contemplated by this Agreement).

3.6           Absence of Undisclosed Liabilities. Gateway has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Gateway for the year ended December 31, 2010 (the “Gateway Balance Sheet”), and (ii) those incurred in connection with this Agreement.

3.7           Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Gateway or any of its subsidiaries, threatened against Gateway or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no injunction, judgment, decree, order or regulatory restriction imposed upon Gateway or any of its subsidiaries or any of their respective assets or business, or, to the knowledge of Gateway and its subsidiaries, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.8           Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Gateway or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Gateway or any of its subsidiaries, any acquisition of property by Gateway or any of its subsidiaries or the conduct of business by Gateway or any of its subsidiaries.

3.9           Title to Property. Gateway owns no real property and has no leasehold interest or obligations, has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Gateway Balance Sheet or acquired after the Gateway Balance Sheet Date.

3.10           Taxes.

(a)           For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax authority”) responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement. “Tax Return” means any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b)           Gateway and any consolidated, combined, unitary or aggregate group for Tax purposes of which Gateway is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes required to be paid, whether or not shown on any Tax Return. All unpaid Taxes of Gateway for periods through December 31, 2010, are reflected in the Gateway Balance Sheet. Gateway has no liability for unpaid Taxes accruing after December 31, 2010, other than Taxes arising in the ordinary course of its business subsequent to December 31, 2010.

(c)           There is (i) no claim for Taxes that is a lien against the property of Gateway or is being asserted against Gateway other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Gateway that is being conducted by a Tax authority that is currently pending or threatened, and Gateway has not been notified of any proposed Tax claims or assessments against Gateway; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Gateway and that is currently in effect; and (iv) no agreement, contract or arrangement to which Gateway is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Internal Revenue Code of 1986, as amended (the “Code”). Gateway has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Transaction.

(d)           There are no Tax sharing or Tax allocation agreements to which Gateway is a party or to which it is bound. Gateway has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Gateway has never been a member of a consolidated, combined or unitary group of which Gateway was not the ultimate parent corporation. Gateway has in its possession receipts for any Taxes paid to foreign Tax authorities.

(e)           Gateway has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transaction.

(f)           Gateway has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g)           Neither Gateway nor any of its subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897 of the Code.

3.11           Employee Benefit Plans. Neither Gateway nor any of its subsidiaries has any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Gateway or any subsidiary, or any trade or business (whether or not incorporated) which is under common control with Gateway or any subsidiary, with respect to which Gateway or any subsidiary has liability.

3.12           Labor Matters. Gateway is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Gateway nor does Gateway know of any activities or proceedings of any labor union to organize any such employees.

3.13           Interested Party Transactions. Except as set forth in Schedule 3.13, Gateway is not indebted to any director or officer of Gateway (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Gateway, and there are no other related party transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Exchange Act.

3.14           Compliance With Laws. Gateway has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

3.15           Broker’s and Finders’ Fees. Gateway has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, provided that Gateway after the Closing shall pay the fees of Berenson & Company in connection with the Transaction.

3.16           Minute Books. The minute books of Gateway made available to Sillerman contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Gateway during the past five years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.17           Votes Required. The approval of Gateway’s stockholders and its Board of Directors are the only approvals or votes necessary to approve this Agreement and the transactions contemplated hereby.

3.18           Board Approval. The Board of Directors of Gateway has (i) approved this Agreement and the Transaction, and (ii) approved the Placement pursuant to Article I.

3.19           Over-the-Counter Bulletin Board Quotation. The common stock of Gateway is quoted on the Pink Sheets (“OTC PK”). There is no action or proceeding pending or, to Gateway’s knowledge, threatened against Gateway by NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of the common stock of Gateway on the OTC PK.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRIMARY STOCKHOLDER

As an inducement to Sillerman to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, Primary Stockholder represents and warrants to Sillerman as follows:

4.1           Authority. Primary Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Primary Stockholder and is a legal, valid and binding obligation of Primary Stockholder, enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of Primary Stockholder’s organizational documents, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Primary Stockholder or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Primary Stockholder in connection with the execution and delivery of this Agreement by Primary Stockholder or the consummation by Primary Stockholder of the transactions contemplated hereby.

4.2           Ownership of the Common Stock of Gateway. Primary Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, its shares of the common stock of Gateway listed on Schedule 4.2, free and clear of any liens or encumbrances. Primary Stockholder owns approximately 47.59% of the outstanding shares of common stock of Gateway. Primary Stockholder represents and warrants that it does not own, of record or beneficially, any shares of capital stock of Gateway or its subsidiaries (or any options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any such shares or the right to receive any payment in respect thereof) other than such Primary Stockholder’s shares of Gateway’s common stock as listed on Schedule 4.2. Primary Stockholder has the sole right to vote its shares of common stock of Gateway as listed on Schedule 4.2, and none of such Primary Stockholder’s shares of common stock of Gateway is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of Primary Stockholder’s shares of common stock of Gateway, except as contemplated by this Agreement. Primary Stockholder will vote for and/or consent to all actions contemplated by this Agreement that will require the vote or consent of stockholders of Gateway.

4.3           Gateway’s Representations and Warranties. Gateway’s representations and warranties set forth in Article III are true and correct in all material respects. To the best of Primary Stockholder’s knowledge, the Gateway Financial Statements including the notes thereto, were complete and correct in all material respects as of their respective dates. To the best of Primary Stockholder’s knowledge, the Gateway Financial Statements fairly present the consolidated financial condition and operating results of Gateway and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

ARTICLE V
CONDUCT PRIOR TO THE CLOSING DATE

5.1           Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Gateway agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party), that neither Gateway nor any of its subsidiaries will conduct any business or incur any liabilities other than pay any outstanding debts and Taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve in good standing its and its subsidiaries’ corporate status and use its reasonable best efforts to maintain their current corporate status through the Closing Date. Gateway agrees to promptly notify Sillerman of any material event or occurrence not contemplated by this Agreement.

5.2           Restrictions on Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly contemplated by this Agreement, Gateway shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Sillerman:

(a)           Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, except that Gateway shall file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation, substantially in the form attached hereto as Exhibit A (the “Certificate of Amendment”) to increase the authorized capital stock to 300,000,000 shares of common stock, to implement a 1 for 10 reverse split of its issued and outstanding shares of common stock, and contemporaneously with the Closing, to change the name of Gateway to “Function (X) Inc.”;

(b)           Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c)           Stock Option Agreements, Etc. Take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option agreements or authorize cash payments in exchange for any options or other rights granted under any of such agreements;

(d)           Material Contracts. Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice;

(e)           Issuance of Securities. Except for the Placement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the conversion of preferred stock, or exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f)           Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology, except in furtherance of the transactions contemplated by this Agreement;

(g)           Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(h)           Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(i)           Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of Taxes required to be paid prior to the Closing Date;

(j)           Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(k)           Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries’ business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;

(l)           Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(m)           Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(n)           Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (m) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Access to Information.

(a)           Except as prohibited by applicable law, Gateway shall afford Sillerman and its accountants, counsel and other representatives, reasonable access during normal business hours during the period through the Closing Date to (i) all of Gateway’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Gateway and its subsidiaries as Sillerman may reasonably request. Gateway agrees to provide to Sillerman and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)           Subject to compliance with applicable law, from the date hereof until the Closing Date, Gateway shall confer with Sillerman on a regular basis to report matters of materiality relating to the Transaction and with respect to its business.

(c)           No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(d)           Gateway shall provide Sillerman and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Closing Date, to all of Gateway’s and its subsidiaries’ Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon Sillerman’s request: (i) a schedule of the types of Tax Returns being filed by Gateway and each of its subsidiaries in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Gateway and each of its subsidiaries, (v) a schedule of any deferred intercompany gain with respect to transactions to which Gateway or any of its subsidiaries has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

6.2           Public Disclosure. Unless otherwise permitted by this Agreement, Gateway and Sillerman shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

6.3           Consents; Cooperation.

(a)           Each of Gateway and Sillerman shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Transaction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

(b)           Notwithstanding anything to the contrary in Section 6.3(a), neither Gateway nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that is not within the ordinary course of its business.

6.4           Legal Requirements. Gateway will, and will cause its subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.5           Blue Sky Laws. Sillerman shall, at its sole expense, prepare and file, on behalf of Gateway, all notices and other filings necessary to comply with all securities and blue sky laws of all jurisdictions which are applicable to the Placement. Gateway shall use its reasonable best efforts to assist Sillerman as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Placement, including, without limitation, execution of any applicable documents prior to the Closing.

6.6           Press Release. Prior to Closing, Gateway and Sillerman will prepare the press release announcing the consummation of the Transaction hereunder (“Press Release”). Simultaneously with the Closing, or at such other time as shall be agreed upon between Gateway and Sillerman, Gateway shall distribute the Press Release.

6.7           Form 10-K. Prior to the Closing Date, Gateway shall file an Annual Report on Form 10-K for the year ended December 31, 2010 on a date to be agreed upon between Gateway and Sillerman, which Form 10-K shall comply in all material respects with the requirements of the Exchange Act and the Securities Act, and the Form 10-K shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading. The financial statements of Gateway, including the notes thereto, that will be included in the Form 10-K will be complete and correct in all material respects, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and will be prepared in accordance with GAAP applied on a consistent basis. The Form 10-K will fairly present the consolidated financial condition and operating results of Gateway and its subsidiaries at the dates and during the periods indicated therein.

6.8           Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby, including, without limitation, providing all information, financial or otherwise, in response to any comments or inquiries made by the SEC with regard to the Form 10-K or financial statements of Gateway for periods prior to the Closing Date.

6.9           FINRA Notification. Sillerman shall, at its sole expense, prepare and file, on behalf of Gateway, the Issuer Company-Related Action Notification Form (the “FINRA Notification”) with FINRA applicable to the issuance of shares of common stock of Gateway in the Placement and in connection with the other corporate actions to be taken by Gateway as contemplated hereunder. Gateway shall use its reasonable best efforts to assist Sillerman as may be necessary to prepare and file the FINRA Notification and any responses to comments or inquiries made by FINRA with regard to the FINRA Notification.

6.10           Post-Closing Date Fees and Expenses. It shall be the responsibility of Gateway after the Closing to directly pay for all reasonable fees and expenses of Gateway’s and Primary Stockholder’s accountants, counsel and other representatives relating to any services rendered by such accountants, counsel and representatives after the Closing Date in furtherance of Gateway’s and Primary Stockholder’s compliance with their obligations under Article VI (“Post-Closing Date Fees and Expenses”).

6.11           Confidentiality. The provisions of the Confidentiality Agreement between Gateway and Robert F.X. Sillerman, dated November 11, 2010, shall remain binding and in full force and effect in accordance with the terms set forth therein.

6.12           Other Placements. Contemporaneously with the Placement, one or more accredited investors have committed to purchase up to 14,500,000 shares which placement(s) may close promptly after the Closing.

6.13           J. Howard Debt. J. Howard, Inc. has made one or more advances to Gateway to support its daily operations (the “J. Howard Debt”). The Board of Directors of Gateway prior to the Closing may approve the issuance of up to 250,000 shares of common stock, to be issued at Closing to J. Howard, Inc. or its designees, as a reduction, in whole or in part, of the J. Howard Debt. Such shares shall be issued on the same terms and conditions as the shares being issued in the Placement. For avoidance of doubt, the J. Howard Debt shall be deemed to be paid in full through the issuance of shares pursuant to this Section 6.13 and any payments made pursuant to Section 8.3(a), and shall not be indebtedness of Gateway after the Closing.

ARTICLE VII
CONDITIONS TO THE TRANSACTION

7.1           Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transaction shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transaction, which makes the consummation of the Transaction illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(b)           Governmental Approvals. Each of the parties to this Agreement shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws in accordance with the terms hereof.

7.2           Additional Conditions to Obligations of Sillerman. The obligations of Sillerman to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Sillerman:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of Gateway in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Gateway shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificate of Amendment. The Certificate of Amendment shall have been filed by Gateway with, and the filing shall have been acknowledged by, the Secretary of State of the State of Delaware.

(c)           Certificate of Gateway. Sillerman shall have been provided with a certificate executed on behalf of Gateway by its Chief Executive Officer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) shall have been fulfilled.

(d)           Form 10-K. Gateway shall have filed with the SEC a Form 10-K for the year ended December 31, 2010.

(e)           Third Party Consents. Sillerman shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Transactions under the contracts of Gateway set forth on Schedule 7.2(e).

(f)           Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Gateway’s conduct or operation of the business of Gateway and its subsidiaries, following the Transaction shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(g)           No Material Adverse Changes. There shall not have occurred any event, change or effect that is materially adverse to the condition (financial or otherwise) of Gateway and its subsidiaries, taken as a whole or has a negative impact on this Agreement and the transactions contemplated hereby.

(h)           Officers and Directors of Gateway. Gateway shall have obtained and delivered to Sillerman copies of the resignations of those persons listed on Schedule 7.2(h) from their positions as officers of Gateway, and shall have taken all necessary action for the appointment of the persons listed on Schedule 7.2(h) to the positions set forth opposite their names, all effective at and as of the Closing.

(i)           Stock Quotation. The common stock of Gateway at Closing shall be quoted on the OTC PK, and there will be no action or proceeding pending or threatened against Gateway by the NASD to prohibit or terminate the quotation of common stock of Gateway on the OTC PK.

(j)           Reverse Stock Split. Gateway shall have taken all actions to complete the 1 for 10 reverse split of its issued and outstanding shares of common stock to reduce the number of outstanding shares held by current stockholders of Gateway.

(k)           Indebtedness. Gateway shall have taken all actions to repay any indebtedness such that there shall be no indebtedness of Gateway outstanding after the Closing.

7.3           Additional Conditions to the Obligations of Gateway. The obligations of Gateway to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Gateway:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of Sillerman in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Sillerman shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificate of Sillerman. Gateway shall have been provided with a certificate executed on behalf of Sillerman by an officer of Sillerman certifying that the condition set forth in Section 7.3(a) shall have been fulfilled.

(c)           Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Sillerman’s conduct or operation of the business of Sillerman and its subsidiaries, following the Transaction shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1           Termination. At any time prior to the Closing Date, this Agreement may be terminated:

(a)           by mutual consent of Gateway and Sillerman;

(b)           by either Gateway or Sillerman, if, without fault of the terminating party, the Closing shall not have occurred on or before February 18, 2011, or such later date as may be agreed upon in writing by the parties hereto;

(c)           by Gateway, if Sillerman breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Sillerman of written notice of such breach (and Gateway has not willfully breached any of its covenants hereunder, which breach is not cured);

(d)           by Sillerman, if Gateway breaches any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.2(a) not to be satisfied and such breach shall not have been cured within ten (10) business days of receipt by Gateway of written notice of such breach (and Sillerman has not willfully breached any of its covenants hereunder, which breach is not cured); or

(e)           by either Gateway or Sillerman if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Transaction shall have become final and nonappealable or (ii) any required approval of the stockholders of Gateway shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this subsection (ii) shall not be available to Gateway where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of Gateway and such action or failure constitutes a breach by Gateway of this Agreement).

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8. 1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Gateway or Sillerman or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 8.3 (Expenses and Termination Fees), this Section 8.2 and Section 9.1 (Non-Survival at Closing Date) shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall relieve any party from liability in connection with a breach by such party of the representations, warranties or covenants of such party to this Agreement.

8.3           Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense, provided that:

(a)           if the Transaction is consummated, Sillerman agrees to pay up to $200,000, which amount shall be applied: first, to a payment to J. Howard, Inc. as reimbursement for the J. Howard Debt, and second, to Gateway’s reasonable fees and expenses (for avoidance of doubt, if the aggregate of the reimbursement for the J. Howard Debt and Gateway’s fees and expenses exceeds $200,000, such excess shall be paid by Gateway at Closing and shall not be indebtedness of Gateway after the Closing);

(b)           if the Transaction is consummated, it shall be the responsibility of Gateway after the Closing to pay all Post-Closing Date Fees and Expenses;

(c)           if the Transaction is not consummated, due to Sillerman’s termination of this Agreement pursuant to Section 8.1(d) or due to Gateway’s failure to obtain approval of the Transaction from Gateway’s stockholders, Sillerman shall not be obligated to pay any of Gateway’s fees and expenses or make any reimbursement payments for the J. Howard Debt; and

(d)           if the Transaction is not consummated, for any reason other than the reason set forth in Section 8.3(c), Sillerman shall pay Gateway’s reasonable fees and expenses actually incurred, but shall not be obligated to make any reimbursement payments for the J. Howard Debt.

8.4           Amendment. The Board of Directors of Gateway and Sillerman may cause this Agreement to be amended at any time by execution of an instrument in writing signed by or on behalf of each of the parties hereto.

8.5           Extension; Waiver. At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX
GENERAL PROVISIONS

9.1           Non-Survival at Closing Date. The representations, warranties and agreements set forth in this Agreement shall terminate at the Closing Date, except that the agreements set forth in Article I, Sections 6.1 (Access to Information), 6.5 (Blue Sky Laws), 6.8 (Best Efforts and Further Assurances), 6.9 (FINRA Notification), 6.10 (Post-Closing Date Fees and Expenses), 8.3 (Expenses and Termination Fees), 8.4 (Amendment), and this Article IX shall survive the Closing Date.

9.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)           if to Gateway, to:

Gateway Industries, Inc.
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attention: Chief Executive Officer
Facsimile No.: (212) 520-2309
Telephone No.: (212) 758-3232

with a copy (which shall not constitute notice to Gateway) to:

Olshan Grundman Frome
     Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
Facsimile No.: (212) 451-2222
Telephone No.: (212) 451-2300

(b)           if to Sillerman, to:

Sillerman Investment Company LLC
650 Madison Avenue, 15th Floor
New York, NY 10022
Attention: Robert F.X. Sillerman
Facsimile No.: (212) 750-3034
Telephone No.: (212) 796-8174

with a copy (which shall not constitute notice to Sillerman) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Christopher S. Auguste, Esq.
Facsimile No.: (212) 715-8000
Telephone No.: (212) 715-9100

(c)           if to Primary Stockholder, to:

EMH Howard LLC
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attention: Chief Executive Officer
Facsimile No.: (212) 520-2309
Telephone No.: (212) 758-3232

with a copy (which shall not constitute notice to Primary Stockholder ) to:

Olshan Grundman Frome
   Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
Facsimile No.: (212) 451-2222
Telephone No.: (212) 451-2300

9.3           Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 7, 2011. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4           Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5           Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Gateway Disclosure Schedule and Sillerman Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained herein shall be of any force or effect.

9.6           Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7           Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of New York in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.9           Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Gateway, Primary Stockholder and Sillerman have caused this Agreement and Plan of Recapitalization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

GATEWAY INDUSTRIES, INC.

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	CEO

SILLERMAN INVESTMENT COMPANY LLC

By:	/s/ Robert F. X. Sillerman
	Name:	Robert F. X. Sillerman
	Title:	Sole Member

EMH HOWARD LLC

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	Managing Member